***FOR IMMEDIATE RELEASE***


FOR:  ZIONS BANCORPORATION                            ZIONS BANCORPORATION
One South Main, Suite 1380                            Contact: Clark Hinckley
Salt Lake City, Utah                                  Tel: (801) 524-4787
Harris H. Simmons                                     May 11, 2001
President/Chief Executive Officer


           DAVID BLACKFORD NAMED CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                           OF CALIFORNIA BANK & TRUST

SALT LAKE CITY; May 11, 2001 -- Zions Bancorporation (Nasdaq: ZION) ("Zions") announced today that David Blackford has been named chairman, president and chief executive officer of its subsidiary, California Bank & Trust ("CB&T").

Blackford joined CB&T in 1998 and has been a member of the bank's Board of Directors and Executive Committee since that time. Prior to his new appointment, he was managing director of Real Estate Finance and executive vice president of the Orange County Division. He has been instrumental in propelling CB&T to a highly regarded position in the field of commercial real estate lending. He has 27 years of experience, including serving as executive vice president at Banc One Corp. Blackford is a member of the Board of Directors of M.D.C. Holdings, Inc.

"David brings years of banking expertise to his new position and is a proven manager," said Harris H. Simmons, president and CEO of Zions. "His experience and dedication to creating value for customers, employees, communities and shareholders makes him the perfect choice to lead California Bank & Trust to the next level."

Blackford succeeds Robert Sarver, who joined the bank as chairman and CEO in 1998. Sarver joined Zions to create a new franchise from the combination of Grossmont Bank and Sumitomo Bank of California. Having successfully achieved a significant turnaround, Sarver has elected to retire from his responsibilities as CEO of CB&T and as a director of Zions Bancorporation.

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"We are very grateful to Mr. Sarver for the excellent work he has done in building California Bank & Trust," said Simmons. "Robert leaves as a legacy the sixth largest bank in California, a strong franchise, and a talented group of employees."

Commenting on his appointment, Blackford stated, "I am excited about the opportunity to guide CB&T to the next level. We have a strong group of executives and remarkable employees. Over the past three years we have created a culture and reputation which will enable us to grow significantly in the California market place."

"I am delighted that David Blackford has been selected to lead CB&T," said Sarver. "David was one of the first officers I hired at CB&T, and he has been instrumental in building a great customer base in the real estate industry as well as Orange County. He is imminently qualified to lead the bank's future growth."

California Bank & Trust has over $8 billion in assets and 100 offices throughout the state of California. Visit the bank's Web site at www.calbanktrust.com.

Zions Bancorporation is one of the nation's premier financial services companies, consisting of a collection of great banks in select high growth markets. Under local management teams and community identities, Zions operates over 400 full-service banking offices in Arizona, California, Colorado, Idaho, Nevada, New Mexico, Utah and Washington. In addition, Zions is the only primary dealer in government securities headquartered in the western United States, and is a national leader in SBA lending, public finance advisory services, agricultural finance and electronic bond trading. Through its subsidiary, Digital Signature Trust, the company is a leader in providing trusted Internet identity credentials. Forbes magazine recently named Zions one of America's best big companies. Investor information and links to subsidiary banks can be accessed at www.zionsbancorporation.com.

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